        Exhibit 10.5

Notice of Restricted Stock Unit Grant

Name of Participant:	[Name]
Person Number:	[ID #]
Target Grant Amount:	[Target Grant Amount]
Number of Units Granted:	[# Units Granted]
Grant Date:	[Grant Date]
Vesting Schedule:	[# of Units] [# of Units] [# of Units]	February 26, 2027 February 26, 2028 February 26, 2029
Grant Number:	[Grant #]

CSX Corporation (“CSX” or the “Company”) has granted to you Restricted Stock Units (“RSUs”) as part of the Company’s 2026 – 2028 Long-Term Incentive Plan, wherein each unit represents one share of CSX common stock. Your grant has been made pursuant to the CSX 2019 Stock and Incentive Award Plan (the “Plan”), which is incorporated herein by reference, and together with this Notice and Restricted Stock Unit Agreement (the “Award Agreement”) set forth the terms and conditions of this grant.

CSX reserves the right to terminate, change or amend this Award Agreement or the Plan at any time in accordance with the terms of the plan. Receipt of this grant does not obligate CSX to make any additional grants to you. This grant, or a portion thereof, may be subject to forfeiture if you terminate employment as set forth in this Award Agreement.

ACTION REQUIRED: You must accept your Award Agreement electronically OR YOUR AWARD MAY BE SUBJECT TO FORFEITURE.

Please review the terms of the Notice, Award Agreement and the Plan carefully; a copy of the Plan is available for review on the CSX Gateway.

RSU Award Agreement | Terms and Conditions

PURPOSE AND OBJECTIVE
CSX Corporation (“CSX” or the “Company”) issues Restricted Stock Units, as described in the CSX 2019 Stock and Incentive Award Plan (referred to herein as RSUs) in order to reward eligible employees for their contribution toward CSX’s improved operating and financial performance, ultimately creating shareholder value and driving long-term success for CSX. The RSUs are issued as part of the Company’s 2026 – 2028 Long-Term Incentive Plan and are subject to the terms and conditions of the CSX 2019 Stock and Incentive Award Plan (the “Plan”). An RSU represents the right to receive one share of CSX common stock.

RESTRICTED PERIOD
The “Restricted Period” shall be the period from February 26, 2026 through February 26, 2029.

VESTING
The RSUs will vest on a graded schedule in three tranches over the Restricted period, with one-third of the RSUs vesting on February 26, 2027, one-third vesting on February 26, 2028, and one-third vesting on February 26, 2029 (“the final vesting date”), subject to the Participant’s continuous employment through each vesting date, except as provided below under Impact of Change in Employment Status.

DELIVERY OF SHARES
Vested RSUs will be settled as soon as practicable, but in no event later than 60 days, after completion of each vesting date set forth above under Vesting in the form of CSX common stock.

IMPACT OF CHANGE IN EMPLOYMENT STATUS
RSUs generally will vest and be settled only if a Participant is actively employed by CSX or its affiliates on one of the vesting dates set forth under Vesting above. Except as provided below, a Participant whose employment terminates prior to the end of the Restricted Period shall forfeit any and all unvested RSUs. Any RSUs granted to the Participant that do not vest under the terms of this Award Agreement shall be forfeited.

Termination Due to Death or Disability Prior to Vesting
In the event of a Participant’s separation from employment before the end of the Restricted Period by reason of Participant’s death or Disability (subject to execution of a separation agreement, if applicable), any outstanding unvested portion of the RSUs shall remain outstanding and continue to vest and be settled per the schedules set forth under Vesting and Delivery of Shares above. “Disability” shall mean long-term disability as defined in CSX’s long-term disability plan covering the Participant.

Termination Due to Retirement Prior to Vesting
In the event of a termination of a Participant’s employment before the end of the Restricted Period by reason of Retirement (subject to execution of a separation agreement, if applicable), any outstanding unvested portion of the RSUs shall remain outstanding and continue to vest and be settled per the schedules set forth under Vesting and Delivery of Shares above. “Retirement” shall mean: the attainment of age 55 with a minimum of 12 years of service, the attainment of age 60 with a minimum of 5 years of service or the attainment of age 65 — each as approved by the President and Chief Executive Officer or Chief Human Resources Officer for non-Section 16 management employees or the Compensation and Talent Management Committee of the CSX Board of Directors for Section 16 Officers. A Participant must be employed through December 31st of the year of grant of the RSUs to receive full vesting under this paragraph. For clarity, if a Participant terminates from employment due to Retirement prior to December 31st of the year of the grant of RSUs, or if the Participant’s Retirement eligibility is not approved for purposes of the RSUs, the RSUs will be forfeited and terminated.

Termination Due to Reduction in Force or Voluntary Return to Contract Prior to Vesting

In the event of a termination of a Participant’s employment before the end of the Restricted Period by reason of reduction in force (subject to execution of a separation agreement), the RSUs will vest on a pro-rata basis determined by multiplying the number of shares of CSX common stock covered by the applicable one-third tranche of the RSUs that is scheduled to vest on the next-occurring vesting date by a fraction, (x) the numerator of which is the number of full months that have elapsed since the preceding vesting date (or if there has not yet been a vesting date, since the grant date) set forth in the Notice through and including the month in which the separation from employment occurs and (y) the denominator of which is 12 (the “Pro Rata Vesting”). The number of shares of CSX common stock that vest pursuant to the Pro Rata Vesting shall be issued in substantially equal installments as soon as practicable, but in no event later than 60 days, after each of the remaining settlement dates set forth under Delivery of Shares above (as though the RSUs had continued to vest through the remainder of the Restricted Period after the termination date).

In the event a Participant voluntarily returns to contract employment or returns to contract employment due to a reduction in force, the RSUs shall vest based on the Pro Rata Vesting described above, and the number of shares of CSX common stock that vest pursuant to the Pro Rata Vesting shall be issued in substantially equal installments as soon as practicable, but in no event later than 60 days, after each of the remaining settlement dates set forth under Delivery of Shares above (as though the RSUs had continued to vest through the remainder of the Restricted Period after the termination date).

If a Participant voluntarily returns to contract employment or returns to contract employment due to a reduction in force and their employment is subsequently terminated for any reason other than as set forth in this section Impact of Change in Employment Status prior to the completion of the Restricted Period and prior to the Participant becoming Retirement eligible, all unvested RSUs shall be forfeited and terminate immediately. A return to contract employment following involuntary termination from a management position shall not be deemed a voluntary return to contract.

Qualifying Termination Under Executive Severance Plan
(This provision only applies to Assistant Vice Presidents and above)
In the event that, at the time of the Participant’s separation from employment, the Participant is eligible to receive payments and benefits under the CSX Corporation Executive Severance Plan (amended and restated as of July 11, 2023) (the “ESP”), and the Participant’s separation from employment is due to a Qualifying Termination (as defined in the ESP) under the ESP, the RSUs shall vest based on the Pro Rata Vesting described above, and the number of shares of CSX common stock that vest pursuant to the Pro Rata Vesting shall be issued in substantially equal installments as soon as practicable, but in no event later than 60 days, after each of the remaining settlement dates set forth under Delivery of Shares above (as though the RSus had continued to vest through the remainder of the Restricted Period after the termination date), subject in all cases to the Participant’s compliance with the terms and conditions set forth in the ESP.

Competing Employment Following Termination
(This provision only applies to Assistant Vice Presidents and above)
Notwithstanding the foregoing, if the Participant’s employment terminates for any reason before the end of the Restricted Period and the Participant “Engages in Competing Employment” (as defined in the applicable Confidentiality, Non-Solicitation and Non-Competition Agreement) or otherwise violates the terms of the Confidentiality, Non-Solicitation and Non-Competition Agreement, then the RSUs shall be forfeited and terminated without further obligation on the part of CSX or any affiliate.

Termination for Cause/Moral Turpitude
If the Participant’s employment is terminated for Cause, as defined in the Plan, all unvested RSUs shall be forfeited and terminate immediately. In addition, a Participant who commits an act involving moral turpitude that adversely affects the reputation or business of CSX or its affiliates shall forfeit all unvested

RSUs. Examples of acts of moral turpitude include, but are not limited to, dishonesty or fraud involving CSX or any affiliated company, their employees, vendors, or customers or a violation of the CSX Code of Ethics.

DIVIDEND EQUIVALENTS
At the end of the Restricted Period, Participants will be eligible to receive Dividend Equivalents based upon the number of vested RSUs paid to the Participant. The Dividend Equivalents will equal the aggregate amount of dividends declared and paid per share of CSX stock for each quarter during the Restricted Period in which the RSUs remained outstanding multiplied by the number of vested RSUs paid to the Participant. The Dividend Equivalents will be paid upon settlement in the form of CSX stock subject to applicable withholding taxes.

TAXATION OF RESTRICTED STOCK UNITS
RSUs will be settled in shares of CSX common stock. The value received by the Participant is taxable income; therefore, CSX is required to withhold income taxes at the prescribed rates for both supplemental income and employment taxes in accordance with applicable tax laws. CSX will withhold the minimum number of whole shares equal in value to the minimum statutory required amount. Participants in the CSX Executives’ Deferred Compensation Plan may be able to defer receipt of RSUs in accordance with the terms of that plan.
NON-TRANSFERABILITY
The RSUs may not be sold, assigned, pledged, exchanged, or otherwise transferred, encumbered or disposed of by the Participant other than by will or by the laws of descent and distribution.

CHANGE OF CONTROL
In the event of a Change of Control (as defined in the Plan), the RSUs will be treated in accordance with Section 13 of the Plan (or any equivalent successor provision).

SHAREHOLDER RIGHTS
The RSUs shall confer no other shareholder rights upon the Participant except as provided herein unless and until such time as the award has been settled by the issuance of CSX common stock to the Participant.

NOT A CONTRACT OF EMPLOYMENT OR RIGHT TO FUTURE AWARDS
Nothing in this Award Agreement shall be interpreted or construed to create a contract of employment between CSX and the Participant or a right to receive equity awards in the future. This Award Agreement is intended solely to provide Participant an incentive to continue existing employment.

SECTION 409A
Participant understands and agrees that all payments made pursuant to this Award Agreement are intended to be exempt or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted on a basis consistent with such intent.

SEVERABILITY
If any terms and conditions herein are, become, or are deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of CSX, it shall be stricken and the remainder of the terms and conditions shall remain in force and effect.

CHOICE OF LAW; JURISDICTION
All questions pertaining to the construction, regulation, validity, and effect of the terms and conditions shall be determined in accordance with the laws of the state of Florida, without regard to the conflict of laws doctrine.

RESTRICTIONS ON RESALES OF SHARES ACQUIRED PURSUANT TO SETTLEMENT
CSX may impose such restrictions, conditions or limitations as it deems appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any common stock issued as a result of the settlement of the RSUs, including without limitation (a) restrictions under an insider trading policy; (b) restrictions or limitations pursuant to any stock ownership guidelines as may be in place from time to time; (c) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other award-holders; and (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

CLAWBACK PROVISION
In consideration of the grant of the Award under this Award Agreement, you agree that, to the extent that you are or become covered by the CSX Corporation Financial Restatement Compensation Recoupment Policy or any other clawback policy adopted by CSX (as applicable, a “Clawback Policy”), the Award granted to you pursuant to this Award Agreement and any shares of CSX common stock issued upon settlement thereof shall be subject to such Clawback Policy as may be in effect from time to time. In addition, by accepting this Award and in consideration for the opportunity to receive the compensation as provided under this Award, you agree that (i) any other compensation granted, awarded, paid or otherwise provided to or earned by you, whether before, on or following the date hereof, that is covered by an applicable Clawback Policy shall be subject to the recoupment and/or forfeiture provisions thereof, and (ii) such Clawback Policy shall be deemed to amend (on both a retroactive and prospective basis) the terms of any employment, compensation or similar agreement to which you are a party, and the terms of any compensation plan, program or agreement, under which any incentive-based compensation has been or may be granted, awarded, paid or otherwise provided to or earned by you (including without limitation, an award agreement evidencing an award granted to you under the Plan). In the event it is determined that any amounts granted, awarded, paid or otherwise provided to or earned by you must be forfeited or reimbursed to the Company pursuant to any such Clawback Policy, you agree that you will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

By accepting this award of RSUs, the Participant acknowledges and agrees that this Award Agreement is governed by the terms and conditions of the Plan and is subject to all policies of CSX, including any applicable policy on the remuneration of incentive compensation. Unless defined in this Award Agreement, capitalized terms shall have the meanings ascribed to them in the Plan. This Award Agreement shall be effective as of February 26, 2026.

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